Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated October 1, 2007

Units	Expected Pricing Date*	October	, 2007
Accelerated Return NotesSM	Settlement Date*	November	, 2007
Linked to the PHLX Semiconductor SectorSM Index Due January , 2009	Maturity Date*	January	, 2009
$10 principal amount per unit	CUSIP No.
Term Sheet No.

Merrill Lynch & Co., Inc.

•        3-to-1 upside exposure, subject to a cap of 16.00%-20.00%

•        1-to-1 downside exposure, with no downside limit

•        A maturity of approximately 14 months

•        Application made to list on AMEX under the symbol “ELU”

•        No periodic interest payments

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement ARN-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in any single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively,

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in October or November, the settlement date may occur in October or November and the maturity date may occur in December or January. Any reference in this term sheet to the month in which the settlement date or maturity date will occur is subject to change as specified above.

“Accelerated Return NotesSM” is a service mark of Merrill Lynch & Co., Inc.

“PHLX Semiconductor SectorSM” and “SOXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

October     , 2007

Summary

The Accelerated Return NotesSM Linked to the PHLX Semiconductor SectorSM Index due January     , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the PHLX Semiconductor Sector Index (Bloomberg Symbol “SOX <Index>“) (the “Index”) increases moderately from the Starting Value of the Index, determined on the Pricing Date, to the Ending Value of the Index, determined on valuation dates shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the original public offering price of the Notes.

Terms of the Notes	Determining Payment at Maturity for the Notes

Accelerated Return Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of 18.00%, the midpoint of the range of 16.00% and 20.00%. The orange line reflects the hypothetical returns on the Notes, while the dotted blue line reflects the hypothetical return of an investment in the Index excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations, assuming a hypothetical Starting Value of 500.09, the level of the Index on September 28, 2007 and a Capped Value of $11.80, the midpoint of the range of $11.60 and $12.00.

Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value: 500.09

Hypothetical Ending Value: 400.07

$10 ×	(400.07)	= $8.00
500.09

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 103% of the hypothetical Starting Value:

Hypothetical Starting Value: 500.09

Hypothetical Ending Value: 515.09

$10 +	($30 x	(515.09 - 500.09))	= $10.90
500.09

Payment at maturity (per unit) = $10.90

Example 3—The hypothetical Ending Value is 120% of the hypothetical Starting Value:

Hypothetical Starting Value: 500.09

Hypothetical Ending Value: 600.11

$10 +	($30 x	(600.11 - 500.09))	= $16.00
500.09

Payment at maturity (per unit) = $11.80        (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Notes	TS-3

The following table illustrates, for a hypothetical Starting Value of 500.09 (the closing level of the Index on September 28, 2007) and a range of hypothetical Ending Values of the Index:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 0.84% per annum, as more fully described below.

The table below assumes a Capped Value of $11.80, the midpoint of the range of $11.60 and $12.00.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
250.05	-50%	$5.00	-50.00%	-50.07%	-49.65%
300.05	-40%	$6.00	-40.00%	-38.26%	-37.78%
350.06	-30%	$7.00	-30.00%	-27.56%	-26.99%
400.07	-20%	$8.00	-20.00%	-17.72%	-17.06%
450.08	-10%	$9.00	-10.00%	-8.57%	-7.82%
460.08	-8%	$9.20	-8.00%	-6.81%	-6.04%
470.08	-6%	$9.40	-6.00%	-5.08%	-4.29%
480.09	-4%	$9.60	-4.00%	-3.37%	-2.55%
490.09	-2%	$9.80	-2.00%	-1.67%	-0.84%
500.09 (3)	0%	$10.00	0.00%	0.00%	0.85%
510.09	2%	$10.60	6.00%	4.90%	2.52%
520.09	4%	$11.20	12.00%	9.65%	4.18%
530.10	6%	$11.80 (4)	18.00%	14.25%	5.82%
540.10	8%	$11.80	18.00%	14.25%	7.43%
550.10	10%	$11.80	18.00%	14.25%	9.04%
600.11	20%	$11.80	18.00%	14.25%	16.80%
650.12	30%	$11.80	18.00%	14.25%	24.20%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from October 1, 2007 to December 14, 2008, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 0.84% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on September 28, 2007. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final term sheet made available in connection with sales of the Notes.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed the assumed Capped Value of $11.80 (the midpoint of the range of $11.60 and $12.00).

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and term of your investment.

Accelerated Return Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Additional Risk Factors

The stocks included in the Index are concentrated in one industry. All of the stocks included in the Index are issued by companies primarily involved in the design, distribution, manufacture and sale of semiconductors. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the semiconductor industry.

The Index is not necessarily representative of the semiconductor industry. While the stocks comprising the Index are common stocks of companies generally considered to be primarily involved in the design, distribution, manufacture and sale of semiconductors, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire semiconductor industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the semiconductor industry generally increase in value.

Investor Considerations

You may wish to consider an investment in the Notes if:

•	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

•	You accept that the return on the Notes will not exceed the Capped Value.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•

You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

•

You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek a return on your investment that will not be capped at a percentage that will be between 16.00% and 20.00%.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the stocks included in the Index.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Accelerated Return Notes	TS-5

The Index

PHLX Semiconductor SectorSM Index

All disclosure contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Philadelphia Stock Exchange (the “PHLX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the PHLX Gold and Silver Sector Index or any successor index.

The PHLX Semiconductor Sector Index is designed to measure the performance of nineteen companies primarily involved in the design, distribution, manufacture and sale of semiconductors (the “Underlying Stocks”). The PHLX Semiconductor Sector Index (index symbol “SOX”) is published by the PHLX and was set to 200 on December 1,1993 and was split two-for-one on July 24, 1995. Options commenced trading on the PHLX Semiconductor Sector Index on September 7, 1994. The PHLX Semiconductor Sector Index is a price-weighted index. The following is a list of companies currently included in the PHLX Semiconductor Sector Index and their trading symbols: Altera Corporation (ALTR), Applied Materials, Inc. (AMAT), Advance Microdevices, Inc. (AMD), Broadcom Corporation (BRCM), Infineon Technologies AG (IFX), Intel Corporation (INTC), KLA-Tencor Corporation (KLAC), Linear Technology Corporation (LLTC), Marvell Technology Group Ltd. (MRVL), Micron Technology, Inc. (MU), Maxim Integrated Products, Inc. (MXIM), National Semiconductor Corporation (NSM), Novellus Systems, Inc. (NVLS), SanDisk Corporation (SNDK), STMicroelectronics NV (STM), Teradyne, Inc. (TER), Taiwan Semiconductor Manufacturing Company Limited (TSM), Texas Instruments Incorporated (TXN) and Xilinx, Inc. (XLNX).

The PHLX Semiconductor Index is calculated by adding the prices of the component stocks and dividing by the base market divisor, without regard to capitalization. Typically, the higher priced and more volatile constituent issues will exert a greater influence over the movement of a price-weighted index. The value calculation is described by the following formula:

Total of all Component Prices

Base Market Divisor

The base market divisor, an element in the calculation of the PHLX Semiconductor Index, may be adjusted periodically as the companies that comprise the PHLX Semiconductor Index merge, issue additional stock, or are removed because they no longer reflect the particular group or are no longer traded on a national securities exchange. One of the companies currently included in the PHLX Semiconductor Index, Maxim Integrated Products, Inc. (“Maxim”), has filed a Form 8-K with the Securities and Exchange Commission that states, in part, that, due to a delayed filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, it has received a “Nasdaq Staff Determination notice indicating that Maxim is not in compliance with the filing requirements for continued listing”. We cannot predict whether Maxim or other companies currently included in the PHLX Semiconductor Sector Index will maintain their current listings.

The PHLX is under no obligation to continue the calculation and dissemination of the PHLX Semiconductor Sector Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this term sheet that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the PHLX Semiconductor Sector Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes.

The level of the PHLX Semiconductor Sector Index is reported on Bloomberg under the symbol “SOX”.

None of ML&Co., MLPF&S and PHLX accepts any responsibility for the calculation, maintenance or publication of the PHLX Semiconductor Sector Index or any successor index. PHLX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the PHLX Semiconductor Sector Index or the manner in which the PHLX Semiconductor Sector Index is applied in determining any Starting Value or Ending Value or any amount payable to you on the maturity date of the Notes.

Historical Data on the Index

The following graph sets forth the historical performance of the Index (as obtained from Bloomberg) in the period from January 2002 through September 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On September 28, 2007, the closing level of the Index was 500.09.

Accelerated Return Notes	TS-6

License Agreement

The PHLX and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the PHLX Semiconductor Sector Index, which is owned and published by the PHLX, in connection with certain securities, including the Notes. ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between PHLX and MLPF&S provides that the following language must be stated in this term sheet:

“PHLX Semiconductor SectorSM Index (SOXSM) (“Index”) is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the Notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to ML&Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to ML&Co. PHLX has no obligation to take the needs of the ML&Co. or the owners of the Index into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX SEMICONDUCTOR SECTORSM INDEX (SOXSM) (“INDEX”) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Accelerated Return Notes	TS-7

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-3 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARN-3) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-3.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from ML&Co.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Notes	TS-8

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARN-3 dated September 28, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507209296/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Notes	TS-9

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the stocks that comprise the Index as well as the split-adjusted month-end closing market prices for each stock in each month from January 2002 through September 2007 (or from the first month-end for which that data is available). The historical prices of the Underlying Stocks are not indicative of the future performance of the Underlying Stocks or the Index. The following information, with respect to the business of each company issuing a common stock underlying the Index, has been derived from publicly available documents published by that company. We make no representation or warranty as to the accuracy or completeness of the following information. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s website at http://www.sec.gov.

ALTERA CORPORATION

Founded in 1983, Altera Corporation designs, manufactures, and markets: (1) programmable logic devices, or PLDs; (2) HardCopy® structured application-specific integrated circuit, or ASIC, devices; (3) pre-defined design building blocks known as intellectual property, or IP cores; and (4) associated development tools.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	25.12	January	10.98	January	22.39	January	19.20	January	19.31	January	20.05
February	19.07	February	12.53	February	22.08	February	20.74	February	20.04	February	21.11
March	21.87	March	13.54	March	20.45	March	19.78	March	20.64	March	19.99
April	20.56	April	15.81	April	20.01	April	20.73	April	21.84	April	22.54
May	18.03	May	19.28	May	22.89	May	22.19	May	19.56	May	22.81
June	13.60	June	16.40	June	22.22	June	19.82	June	17.55	June	22.13
July	11.83	July	19.24	July	20.82	July	21.87	July	17.31	July	23.20
August	10.71	August	22.44	August	18.92	August	21.87	August	20.23	August	23.81
September	8.67	September	18.90	September	19.57	September	19.11	September	18.38	September	24.08
October	11.72	October	20.23	October	22.73	October	16.65	October	18.44
November	14.53	November	25.33	November	22.68	November	18.26	November	19.89
December	12.33	December	22.70	December	20.70	December	18.53	December	19.68

APPLIED MATERIALS, INC.

Organized in 1967, Applied Materials, Inc., a Delaware corporation, develops, manufactures, markets and services fabrication equipment for the worldwide semiconductor and semiconductor-related industries. Customers for these products include manufacturers of semiconductor chips and wafers, flat panel displays, and other electronic devices such as solar photovoltaic (PV) cells. These customers use what they manufacture in their own products or sell them to other companies for use in advanced electronic components.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.83	January	11.97	January	21.76	January	15.90	January	19.05	January	17.73
February	21.74	February	12.98	February	21.24	February	17.50	February	18.34	February	18.57
March	27.14	March	12.58	March	21.38	March	16.25	March	17.51	March	18.32
April	24.32	April	14.60	April	18.23	April	14.87	April	17.95	April	19.22
May	22.18	May	15.56	May	19.96	May	16.41	May	16.91	May	19.10
June	19.02	June	15.86	June	19.62	June	16.18	June	16.28	June	19.87
July	14.87	July	19.50	July	16.97	July	18.46	July	15.74	July	22.04
August	13.36	August	21.60	August	15.89	August	18.31	August	16.88	August	21.36
September	11.55	September	18.14	September	16.49	September	16.96	September	17.73	September	20.70
October	15.03	October	23.37	October	16.10	October	16.38	October	17.39
November	17.05	November	24.30	November	16.64	November	18.11	November	17.98
December	13.03	December	22.45	December	17.10	December	17.94	December	18.45

Accelerated Return Notes	TS-10

ADVANCED MICRO DEVICES, INC.

Advanced Micro Devices, Inc. is a global semiconductor company with facilities around the world. It provides processing solutions for the computing, graphics and consumer electronics markets.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	16.05	January	5.24	January	14.86	January	15.80	January	41.86	January	15.55
February	13.50	February	5.49	February	15.00	February	17.45	February	38.67	February	15.06
March	14.71	March	6.18	March	16.23	March	16.12	March	33.16	March	13.06
April	11.18	April	7.44	April	14.22	April	14.23	April	32.35	April	13.82
May	11.43	May	7.28	May	15.55	May	16.40	May	30.89	May	14.27
June	9.72	June	6.41	June	15.90	June	17.34	June	24.42	June	14.30
July	8.03	July	7.30	July	12.49	July	20.08	July	19.39	July	13.54
August	8.85	August	11.29	August	11.43	August	20.77	August	24.99	August	13.00
September	5.34	September	11.11	September	13.00	September	25.20	September	24.85	September	13.20
October	6.14	October	15.20	October	16.82	October	23.22	October	21.27
November	8.50	November	17.98	November	21.28	November	26.18	November	21.57
December	6.46	December	14.90	December	22.02	December	30.60	December	20.35

BROADCOM CORPORATION

Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Its products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	28.31	January	9.03	January	27.06	January	21.22	January	45.47	January	31.92
February	20.43	February	9.65	February	27.05	February	21.50	February	45.09	February	34.09
March	23.93	March	8.23	March	26.11	March	19.95	March	43.16	March	32.07
April	23.00	April	11.93	April	25.17	April	19.94	April	41.11	April	32.55
May	15.03	May	16.32	May	28.14	May	23.66	May	33.81	May	30.56
June	11.69	June	16.61	June	31.18	June	23.67	June	30.05	June	29.25
July	12.51	July	13.51	July	23.57	July	28.51	July	23.99	July	32.81
August	10.99	August	18.21	August	18.09	August	29.00	August	29.44	August	34.50
September	7.12	September	17.75	September	18.19	September	31.27	September	30.34	September	36.44
October	7.99	October	21.30	October	18.03	October	28.31	October	30.27
November	13.03	November	24.29	November	21.68	November	31.03	November	32.83
December	10.04	December	22.73	December	21.52	December	31.43	December	32.31

Accelerated Return Notes	TS-11

INFINEON TECHNOLOGIES AG

Infineon Technologies AG designs, develops, manufactures and markets a broad range of semiconductors and complete system solutions used in a wide variety of microelectronic applications.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.66	January	6.97	January	14.85	January	9.27	January	9.43	January	14.39
February	22.75	February	6.47	February	14.10	February	10.34	February	9.21	February	15.32
March	22.60	March	6.70	March	14.65	March	9.55	March	10.28	March	15.57
April	18.04	April	7.61	April	12.62	April	8.40	April	12.22	April	15.53
May	17.17	May	8.96	May	13.51	May	8.82	May	11.37	May	15.57
June	15.49	June	9.59	June	13.60	June	9.25	June	11.16	June	16.53
July	14.49	July	12.75	July	10.96	July	9.82	July	10.76	July	16.37
August	11.34	August	14.70	August	9.81	August	9.40	August	11.83	August	15.60
September	5.70	September	12.89	September	10.22	September	9.92	September	11.83	September	17.18
October	9.71	October	14.70	October	10.93	October	9.34	October	12.16
November	10.21	November	14.09	November	11.00	November	8.95	November	12.93
December	7.19	December	13.71	December	10.90	December	9.10	December	14.03

INTEL CORPORATION

Intel Corporation is the world’s largest semiconductor chip maker, based on revenue. It develops advanced integrated digital technology platforms and components, primarily integrated circuits, for the computing and communications industries.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	35.04	January	15.66	January	30.60	January	22.45	January	21.27	January	20.96
February	28.55	February	17.25	February	29.23	February	23.98	February	20.60	February	19.85
March	30.41	March	16.28	March	27.20	March	23.23	March	19.46	March	19.13
April	28.61	April	18.40	April	25.73	April	23.52	April	19.98	April	21.50
May	27.62	May	20.84	May	28.55	May	26.93	May	18.02	May	22.17
June	18.27	June	20.78	June	27.60	June	26.06	June	18.95	June	23.76
July	18.79	July	24.95	July	24.38	July	27.14	July	18.00	July	23.62
August	16.67	August	28.62	August	21.29	August	25.72	August	19.54	August	25.75
September	13.89	September	27.51	September	20.06	September	24.65	September	20.57	September	25.86
October	17.30	October	33.05	October	22.26	October	23.50	October	21.34
November	20.88	November	33.43	November	22.35	November	26.68	November	21.35
December	15.57	December	32.20	December	23.39	December	24.96	December	20.25

Accelerated Return Notes	TS-12

KLA-TENCOR CORPORATION

KLA-Tencor Corporation is a leading supplier of process control and yield management solutions for the semiconductor and related microelectronics industries. Its products are also used in a number of other industries, including wafer manufacturing and data storage.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	57.28	January	32.64	January	57.07	January	46.25	January	51.98	January	49.23
February	57.91	February	35.75	February	52.80	February	49.41	February	52.23	February	51.74
March	66.50	March	35.94	March	50.35	March	46.01	March	48.36	March	53.32
April	58.97	April	41.00	April	41.67	April	39.02	April	48.16	April	55.55
May	52.13	May	46.23	May	48.18	May	45.41	May	41.04	May	54.98
June	43.99	June	46.49	June	49.38	June	43.70	June	41.57	June	54.95
July	39.39	July	51.65	July	41.21	July	51.70	July	42.19	July	56.79
August	32.87	August	59.36	August	37.36	August	50.76	August	43.91	August	57.47
September	27.94	September	51.40	September	41.48	September	48.76	September	44.47	September	55.78
October	35.63	October	57.33	October	45.53	October	46.29	October	49.17
November	44.17	November	58.61	November	45.06	November	51.19	November	51.67
December	35.37	December	58.67	December	46.58	December	49.33	December	49.75

LINEAR TECHNOLOGY CORPORATION

Linear Technology Corporation designs, manufactures and markets a broad line of standard high performance linear integrated circuits. Applications for Linear Technology Corporation’s products include telecommunications, cellular telephones, networking products, notebook computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras, global positioning systems and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	41.37	January	26.13	January	40.00	January	37.74	January	37.21	January	30.95
February	36.83	February	30.67	February	39.99	February	39.06	February	36.86	February	33.19
March	44.22	March	30.87	March	37.02	March	38.31	March	35.08	March	31.59
April	38.86	April	34.47	April	35.63	April	35.74	April	35.50	April	37.42
May	37.25	May	36.36	May	39.66	May	37.47	May	33.75	May	35.89
June	31.43	June	32.21	June	39.47	June	36.69	June	33.49	June	36.18
July	27.08	July	36.88	July	39.10	July	38.86	July	32.35	July	35.65
August	26.22	August	41.22	August	35.77	August	37.93	August	34.01	August	33.99
September	20.72	September	35.81	September	36.24	September	37.59	September	31.12	September	34.99
October	27.64	October	42.61	October	37.88	October	33.21	October	31.12
November	33.23	November	43.14	November	38.16	November	37.31	November	32.14
December	25.72	December	42.07	December	38.76	December	36.07	December	30.32

Accelerated Return Notes	TS-13

MARVELL TECHNOLOGY GROUP LTD.

Marvell Technology Group Ltd. is a leading global semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits. Its diverse product portfolio includes storage, switching, transceiver, cellular and handheld, wireless, PC connectivity, gateways, communications controller, and power management solutions that serve diverse applications used in business enterprise, consumer electronics and emerging markets.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	10.04	January	4.57	January	10.40	January	16.73	January	34.21	January	18.29
February	7.67	February	5.15	February	11.38	February	18.30	February	30.61	February	20.52
March	10.95	March	5.30	March	11.26	March	19.17	March	27.05	March	16.81
April	9.00	April	5.77	April	9.68	April	16.74	April	28.55	April	16.13
May	7.87	May	7.93	May	11.89	May	20.48	May	23.84	May	15.72
June	4.97	June	8.59	June	13.35	June	19.02	June	22.17	June	18.21
July	4.75	July	8.79	July	11.61	July	21.85	July	18.55	July	18.00
August	4.77	August	10.54	August	11.56	August	23.60	August	17.51	August	16.57
September	3.96	September	9.44	September	13.07	September	23.06	September	19.37	September	16.37
October	4.05	October	10.97	October	14.29	October	23.21	October	18.28
November	5.66	November	9.87	November	16.03	November	27.77	November	20.64
December	4.72	December	9.48	December	17.74	December	28.05	December	19.19

MICRON TECHNOLOGY, INC.

Micron Technology, Inc. is a global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory and CMOS image sensors. Micron Technology, Inc.’s products are offered in a wide variety of package and configuration options, architectures and performance characteristics tailored to meet application and customer needs.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	33.75	January	8.21	January	16.11	January	10.41	January	14.68	January	12.95
February	32.15	February	7.99	February	15.04	February	11.50	February	15.51	February	11.86
March	32.90	March	8.14	March	16.71	March	10.34	March	14.72	March	12.08
April	23.70	April	8.50	April	13.62	April	9.71	April	16.97	April	11.47
May	23.58	May	11.32	May	15.03	May	10.98	May	16.56	May	12.18
June	20.22	June	11.63	June	15.31	June	10.21	June	15.06	June	12.53
July	19.49	July	14.64	July	13.53	July	11.88	July	15.59	July	11.87
August	17.25	August	14.36	August	11.51	August	11.91	August	17.28	August	11.45
September	12.37	September	13.42	September	12.03	September	13.30	September	17.40	September	11.10
October	16.00	October	14.34	October	12.18	October	12.99	October	14.45
November	15.81	November	13.01	November	11.08	November	14.26	November	14.60
December	9.74	December	13.47	December	12.35	December	13.31	December	13.96

Accelerated Return Notes	TS-14

MAXIM INTEGRATED PRODUCTS, INC.

Maxim Integrated Products, Inc. designs, develops, manufactures, and markets a broad range of linear and mixed-signal integrated circuits, commonly referred to as analog circuits. It also provides a range of high-frequency design processes and capabilities that can be used in custom designs.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	55.49	January	31.15	January	51.15	January	39.01	January	41.04	January	30.80
February	45.76	February	34.54	February	49.91	February	43.02	February	39.09	February	32.75
March	55.71	March	36.12	March	47.09	March	40.87	March	37.15	March	29.40
April	49.80	April	39.29	April	45.99	April	37.40	April	35.26	April	31.72
May	46.00	May	39.21	May	50.83	May	39.40	May	30.73	May	30.75
June	38.33	June	34.19	June	52.42	June	38.21	June	32.11	June	33.41
July	35.18	July	39.08	July	48.10	July	41.87	July	29.38	July	31.70
August	31.61	August	44.91	August	43.43	August	42.65	August	29.10	August	30.01
September	24.76	September	39.50	September	42.29	September	42.65	September	28.07	September	29.35
October	31.84	October	49.71	October	43.99	October	34.68	October	30.01
November	42.05	November	52.08	November	40.96	November	36.55	November	31.48
December	33.04	December	49.80	December	42.39	December	36.24	December	30.62

NATIONAL SEMICONDUCTOR CORPORATION

National Semiconductor Corporation is one of the world’s leading semiconductor companies focused on analog and mixed-signal integrated circuits, or ICs. Founded in 1959, it designs, manufactures and markets high-value, high performance, analog-intensive solutions that are differentiated by energy efficiency, portability, better audio, sharper images and higher performance in electronic systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	14.11	January	6.60	January	19.23	January	16.93	January	28.21	January	23.13
February	12.58	February	8.57	February	19.68	February	19.95	February	28.05	February	25.62
March	16.85	March	8.52	March	22.22	March	20.61	March	27.84	March	24.14
April	15.76	April	9.37	April	20.40	April	19.08	April	29.98	April	26.30
May	15.35	May	12.48	May	21.67	May	20.12	May	25.68	May	26.92
June	14.59	June	9.86	June	21.99	June	22.03	June	23.85	June	28.27
July	9.06	July	11.18	July	17.15	July	24.71	July	23.26	July	25.99
August	8.00	August	14.57	August	13.33	August	24.93	August	24.29	August	26.32
September	5.97	September	16.15	September	15.49	September	26.30	September	23.53	September	27.12
October	6.64	October	20.32	October	16.70	October	22.63	October	24.29
November	10.15	November	22.36	November	15.46	November	25.88	November	24.19
December	7.51	December	19.71	December	17.95	December	25.98	December	22.70

Accelerated Return Notes	TS-15

NOVELLUS SYSTEMS, INC.

Novellus Systems, Inc. is a California corporation organized in 1984. Novellus develops, manufactures, sells and supports equipment used in the fabrication of integrated circuits, which are commonly called chips or semiconductors. Customers manufacture chips for sale or for incorporation in their own products, or provide chip-manufacturing services to third parties.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	42.71	January	29.45	January	34.06	January	26.15	January	28.35	January	30.83
February	42.59	February	29.15	February	32.15	February	29.54	February	26.73	February	32.20
March	54.14	March	27.27	March	31.79	March	26.73	March	24.00	March	32.02
April	47.40	April	28.04	April	28.96	April	23.43	April	24.70	April	32.37
May	42.48	May	34.65	May	33.29	May	26.65	May	23.16	May	30.69
June	34.00	June	36.62	June	31.44	June	24.71	June	24.70	June	28.37
July	26.99	July	35.81	July	27.00	July	28.85	July	25.31	July	28.52
August	24.46	August	39.96	August	24.43	August	26.81	August	27.92	August	27.37
September	20.81	September	33.75	September	26.59	September	25.08	September	27.66	September	27.26
October	31.60	October	41.29	October	25.91	October	21.86	October	27.65
November	36.29	November	43.76	November	26.94	November	24.67	November	31.22
December	28.08	December	42.05	December	27.89	December	24.12	December	34.42

SANDISK CORPORATION

SanDisk Corporation is one of the world’s largest suppliers of flash-based data storage products for the consumer, mobile communications, and industrial markets. It designs, develops, markets and manufactures products and solutions in a variety of form factors using our flash memory, controller, and firmware technologies. It sources the vast majority of its flash memory supply through its significant venture relationships with Toshiba. Its products are used in a wide range of consumer electronics devices such as digital cameras, mobile phones, Universal Serial Bus drives, or USB drives, gaming consoles, MP3 players and other digital devices. Its products are also embedded in a variety of systems for the enterprise, industrial, military and other markets.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	7.71	January	7.63	January	27.22	January	24.70	January	67.36	January	40.20
February	7.36	February	8.34	February	25.36	February	26.88	February	60.34	February	36.42
March	10.85	March	8.41	March	28.37	March	27.80	March	57.52	March	43.80
April	8.18	April	12.10	April	23.11	April	23.70	April	63.83	April	43.45
May	7.00	May	18.17	May	24.65	May	26.09	May	56.27	May	43.55
June	6.20	June	20.18	June	21.69	June	23.73	June	50.98	June	48.94
July	7.20	July	28.35	July	24.32	July	33.82	July	46.66	July	53.63
August	8.11	August	30.23	August	23.35	August	38.83	August	58.92	August	56.06
September	6.56	September	31.87	September	29.12	September	48.25	September	53.54	September	55.10
October	9.89	October	40.30	October	20.87	October	58.89	October	48.10
November	13.88	November	40.43	November	22.58	November	51.06	November	44.40
December	10.15	December	30.57	December	24.97	December	62.82	December	43.03

Accelerated Return Notes	TS-16

STMICROELECTRONICS NV

STMicroelectronics NV is a global independent semiconductor company that designs, develops, manufactures and markets a broad range of semiconductor products used in a wide variety of microelectronic applications, including automotive products, computer peripherals, telecommunications systems, consumer products, industrial automation and control systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	31.31	January	18.36	January	26.84	January	16.73	January	18.43	January	18.73
February	29.46	February	18.61	February	25.85	February	17.79	February	16.95	February	19.46
March	33.92	March	18.90	March	23.60	March	16.66	March	18.39	March	19.20
April	30.79	April	20.59	April	21.77	April	14.20	April	18.30	April	19.46
May	26.90	May	22.81	May	22.55	May	15.57	May	16.40	May	19.28
June	24.33	June	20.79	June	22.01	June	15.94	June	16.07	June	19.19
July	21.29	July	21.39	July	18.66	July	17.25	July	14.96	July	17.16
August	20.14	August	24.94	August	17.11	August	16.56	August	16.49	August	17.41
September	13.53	September	24.05	September	17.28	September	17.28	September	17.26	September	16.75
October	19.67	October	26.64	October	18.51	October	16.47	October	17.36
November	25.40	November	27.87	November	20.00	November	17.60	November	18.12
December	19.51	December	27.01	December	19.32	December	18.00	December	18.40

TERADYNE, INC.

Teradyne, Inc. is a leading global supplier of automatic test equipment. Its automatic test equipment products include, semiconductor test systems; circuit-board test and inspection systems and military/aerospace test instrumentation and systems; automotive diagnostic and test systems; and voice and broadband access network test systems.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	29.86	January	10.39	January	26.90	January	14.03	January	17.42	January	14.90
February	33.51	February	11.59	February	24.65	February	15.42	February	16.79	February	16.12
March	39.43	March	11.64	March	23.83	March	14.60	March	15.51	March	16.54
April	32.95	April	11.60	April	20.38	April	11.02	April	16.86	April	17.45
May	27.08	May	17.15	May	22.29	May	13.01	May	15.57	May	17.02
June	23.50	June	17.31	June	22.70	June	11.97	June	13.93	June	17.58
July	15.00	July	16.45	July	17.10	July	15.53	July	13.14	July	15.69
August	12.65	August	17.83	August	12.87	August	16.80	August	14.04	August	14.89
September	9.60	September	18.60	September	13.40	September	16.50	September	13.16	September	13.80
October	12.11	October	22.78	October	16.56	October	13.54	October	14.02
November	16.39	November	25.17	November	17.06	November	14.63	November	14.90
December	13.01	December	25.45	December	17.07	December	14.57	December	14.96

Accelerated Return Notes	TS-17

TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED

Taiwan Semiconductor Manufacturing Company Limited has disclosed that it is currently the world’s largest dedicated IC foundry in the semiconductor industry. It was founded in 1987 as a joint venture among the R.O.C. government, Philips and other private investors and was incorporated in the R.O.C. on February 21, 1987.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.52	January	5.00	January	9.02	January	8.05	January	10.43	January	10.86
February	11.03	February	5.29	February	8.38	February	8.39	February	9.40	February	11.04
March	14.09	March	5.11	March	8.42	March	7.80	March	9.72	March	10.70
April	12.02	April	6.25	April	7.69	April	7.92	April	10.12	April	10.49
May	11.26	May	7.57	May	8.19	May	8.47	May	9.15	May	10.86
June	9.71	June	7.53	June	7.65	June	8.81	June	9.13	June	11.13
July	6.81	July	8.06	July	6.55	July	8.30	July	8.63	July	10.15
August	6.10	August	9.50	August	6.95	August	7.95	August	9.26	August	9.92
September	4.74	September	8.73	September	6.57	September	7.94	September	9.55	September	10.12
October	5.84	October	8.92	October	6.96	October	7.81	October	9.65
November	6.87	November	8.77	November	7.33	November	9.25	November	10.70
December	5.26	December	8.26	December	7.81	December	9.57	December	10.88

TEXAS INSTRUMENTS INCORPORATED

Texas Instruments Incorporated is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries. It had two separate business segments in 2006: 1) Semiconductor and 2) Education Technology.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	31.21	January	15.90	January	31.35	January	23.21	January	29.23	January	31.19
February	29.35	February	16.75	February	30.65	February	26.47	February	29.85	February	30.96
March	33.10	March	16.37	March	29.22	March	25.49	March	32.47	March	30.10
April	30.93	April	18.49	April	25.10	April	24.96	April	34.71	April	34.37
May	28.67	May	20.50	May	26.11	May	27.64	May	31.23	May	35.36
June	23.70	June	17.60	June	24.18	June	28.07	June	30.29	June	37.63
July	23.15	July	18.87	July	21.33	July	31.76	July	29.78	July	35.19
August	19.70	August	23.85	August	19.54	August	32.68	August	32.59	August	34.24
September	14.77	September	22.80	September	21.28	September	33.90	September	33.25	September	36.59
October	15.86	October	28.92	October	24.45	October	28.55	October	30.18
November	20.11	November	29.76	November	24.18	November	32.48	November	29.55
December	15.01	December	29.38	December	24.62	December	32.07	December	28.80

Accelerated Return Notes	TS-18

XILINX, INC.

Xilinx, Inc. designs, develops and markets complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as intellectual property cores, design services, customer training, field engineering and technical support. The programmable logic devices (include field programmable gate arrays (and complex programmable logic devices. Its products are designed to provide high integration and quick time-to-market for electronic equipment manufacturers in end markets such as communications, industrial, consumer, automotive and data processing. It sellsits products globally through independent domestic and foreign distributors, and through direct sales to original equipment manufacturers by a network of independent sales representative firms and by a direct sales management organization.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	43.35	January	19.79	January	41.91	January	29.19	January	28.16	January	24.30
February	35.92	February	22.90	February	42.04	February	30.20	February	27.28	February	25.62
March	39.86	March	23.41	March	38.00	March	29.23	March	25.46	March	25.73
April	37.76	April	27.07	April	33.63	April	26.94	April	27.67	April	29.48
May	35.26	May	29.87	May	36.48	May	27.75	May	26.00	May	28.48
June	22.43	June	25.31	June	33.31	June	25.50	June	22.65	June	26.77
July	19.19	July	26.28	July	29.43	July	28.35	July	20.29	July	25.00
August	19.32	August	30.84	August	27.43	August	28.09	August	22.87	August	25.57
September	15.84	September	28.51	September	27.00	September	27.85	September	21.95	September	26.14
October	18.99	October	31.70	October	30.60	October	23.95	October	25.51
November	24.64	November	37.59	November	31.22	November	26.44	November	26.80
December	20.60	December	38.74	December	29.65	December	25.21	December	23.81

Accelerated Return Notes	TS-19